EXHIBIT 10.1

JOINT WAIVER AND AGREEMENT

This Joint Waiver and Agreement (this “Waiver”) of Virginia Commerce Bancorp, Inc. (“Virginia Commerce”), United Bankshares, Inc. (“United”) and George Mason Bankshares, Inc. (“George Mason”) is dated as of November 29, 2013.

RECITALS

WHEREAS, United, George Mason and Virginia Commerce are parties to the Agreement and Plan of Reorganization, dated as of January 29, 2013, as amended and supplemented (the “Reorganization Agreement”); and

WHEREAS, Section 9.01(c) of the Reorganization Agreement provides that if the Merger (as defined in the Reorganization Agreement) has not been consummated by November 30, 2013 (the “Outside Date”), either United or Virginia Commerce may terminate the Reorganization Agreement and abandon the Merger if such party’s board of directors so determines by vote of a majority of the members of its entire board of directors, except to the extent that the failure of the Merger to be consummated as of such date arises out of or results from the knowing action or inaction of the party seeking to terminate the Reorganization Agreement pursuant to Section 9.01(c); and

WHEREAS, as of the date hereof, the condition to the consummation of the Merger that is set forth in Section 8.01(b) of the Reorganization Agreement, relating to certain regulatory approvals, has not been satisfied and the parties do not anticipate that it will be satisfied before the Outside Date; and

WHEREAS, each of United and Virginia Commerce desires to waive its right set forth in Section 9.01(c) of the Reorganization Agreement until January 31, 2014 in order to continue to pursue the satisfaction of the condition set forth in Section 8.01(b) of the Reorganization Agreement and, assuming all conditions to the consummation of the Merger are satisfied as of such date, to set an Effective Date (as defined in Section 2.02 of the Reorganization Agreement) for the Merger of January 31, 2014;

NOW, THEREFORE, each of United and Virginia Commerce hereby agrees to waive any right to terminate the Reorganization Agreement provided by Section 9.01(c) of the Reorganization Agreement until and through January 31, 2014. This Waiver shall be strictly construed in accordance with the express terms hereof and shall not operate as a waiver of any other right, remedy, power or privilege of either United or Virginia Commerce under the Reorganization Agreement or of any other term or condition of the Reorganization Agreement. As contemplated in Section 2.02(a)(ii) of the Reorganization Agreement, the parties agree that the Effective Date of the Merger, assuming all conditions to the consummation of the Merger contemplated in the Reorganization Agreement are satisfied as of such date, will be January 31, 2014.

[Signature page follows this page.]

Witness the following signatures:

VIRGINIA COMMERCE BANCORP, INC.

By:	/s/ Peter A. Converse
Name:	Peter A. Converse
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

GEORGE MASON BANKSHARES, INC.

By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	President